Exhibit 4.01

SUPPLEMENTAL INDENTURE NO. 4

SUPPLEMENTAL INDENTURE NO. 4, dated as of March 27, 2017 (this “Supplemental Indenture”), among West Corporation, as the issuer (the “Issuer”), certain subsidiaries of the Issuer, as guarantors (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), in each case under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Issuer, each of the Guarantors and the Trustee are party to that certain Indenture, dated as of July 1, 2014 (as amended and/or supplemented pursuant to (i) Supplemental Indenture No. 1, dated as of August 13, 2014, among Reliance Intermediate, Inc., Reliance Holding, Inc., Reliance Communications, LLC, Health Advocate, Inc., WellCall, Inc., Human Management Services, Inc., Corporate Care Works, Inc., Rx Advocate, Inc., the Issuer and the Trustee, (ii) the Supplemental Indenture, dated as of January 29, 2015, among West Claims Recovery Services, LLC, West Revenue Generation Services, LLC, Cobalt Acquisition Company, LLC, the Issuer and the Trustee and (iii) the Supplemental Indenture, dated as of February 12, 2016, among ClientTell, Inc., ClientTell Lab, LLC, the Issuer and the Trustee, the “Indenture”), providing for the issuance of the Issuer’s 5.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, pursuant to Section 9.01(1) of the Indenture, the Issuer, the Guarantors and the Trustee may, without the consent of the Holders, amend or supplement the Indenture to cure any ambiguity, omission, mistake, defect or inconsistency therein;

WHEREAS, the Issuer and the Guarantors propose to amend the Indenture as contemplated by this Supplemental Indenture (the “Amendment”) pursuant to Section 9.01(1) of the Indenture;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendment, the Issuer, the Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE 1

Defined Terms

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Amendment of the Indenture

Section 2.01. Effective Date. Following the execution and delivery by the Issuer, the Guarantors and the Trustee of this Supplemental Indenture, the terms hereof shall become operative on the date of this Supplemental Indenture (the “Effective Date”).

Section 2.02. Amendment. As of the Effective Date, the parenthetical clause of the first sentence of Section 4.07(a)(3) of the Indenture, immediately preceding subclauses (a) through (e) thereof, is hereby amended by inserting the words “and Section 4.07(b) of the indentures governing the Existing Notes” after each occurrence of the words “Section 4.07(b) hereof” in such parenthetical.

Section 2.03. Reference to and Effect on the Indenture. On and after the Effective Date, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” “hereto,” or “herein” (or any like reference) shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture, unless the context otherwise requires.

ARTICLE 3

Miscellaneous

Section 3.01. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.02. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (including in “.pdf” format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (including “.pdf” format) shall be deemed to be their original signatures for all purposes.

Section 3.03. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.04. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

Section 3.05. Successors. All agreements of the Issuer and each Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.06. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07. Ratification of Indenture; Supplemental Indenture; Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Issuer and each of the Guarantors hereby expressly reaffirm each of their obligations to indemnify the Trustee and hold the Trustee harmless pursuant to Section 7.07 of the Indenture in connection with the Trustee’s execution and delivery of this Supplemental Indenture.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER

WEST CORPORATION

By:	/s/ Jan Madsen
Name:	Jan D. Madsen
Title:	Chief Financial Officer and Treasurer

(Signature Page to Supplemental Indenture No. 4)

GUARANTORS

CLIENTTELL, INC.
CORPORATE CARE WORKS, INC.
HEALTH ADVOCATE, INC.
HUMAN MANAGEMENT SERVICES, INC.
NORTHERN CONTACT, INC.
RX ADVOCATE, INC.
TWENTY FIRST CENTURY COMMUNICATIONS OF CANADA, INC.
WEST COMMAND SYSTEMS, INC.
WEST INTERACTIVE CORPORATION
WEST INTERACTIVE SERVICES CORPORATION
WEST IP COMMUNICATIONS, INC.
WEST RECEIVABLE SERVICES, INC.
WEST SAFETY COMMUNICATIONS OF VIRGINIA INC.
WEST SAFETY SERVICES, INC.
WEST SAFETY SOLUTIONS CORP.
WEST UNIFIED COMMUNICATIONS SERVICES, INC.

By:	/s/ Jan Madsen
Name:	Jan D. Madsen
Title:	Chief Financial Officer and Treasurer

CLIENTTELL LAB, LLC
By:	ClientTell, Inc., its Member

By:	/s/ Jan Madsen
Name:	Jan D. Madsen
Title:	Chief Financial Officer and Treasurer

WEST FACILITIES, LLC
WEST REVENUE GENERATION SERVICES, LLC
WEST TELECOM SERVICES HOLDINGS, LLC
By:	West Corporation, its Member

By:	/s/ Jan Madsen
Name:	Jan D. Madsen
Title:	Chief Financial Officer and Treasurer

(Signature Page to Supplemental Indenture No. 4)

WEST CLAIMS RECOVERY SERVICES, LLC
By:	West Receivable Services, Inc., its Member

By:	/s/ Jan Madsen
Name:	Jan D. Madsen
Title:	Chief Financial Officer and Treasurer

(Signature Page to Supplemental Indenture No. 4)

TRUSTEE

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

(Signature Page to Supplemental Indenture No. 4)